Exhibit 99.1

TheZenith

PRESS RELEASE

ZENITH FILES REGISTRATION STATEMENT FOR UNDERWRITTEN
SECONDARY OFFERING OF COMMON STOCK

WOODLAND HILLS, Calif., June 16, 2004 – Zenith National Insurance Corp. (NYSE: ZNT), today announced that, at the request of Fairfax Financial Holdings Limited (TSX and NYSE: FFH), it filed with the Securities and Exchange Commission a registration statement relating to a proposed underwritten public offering of up to 3.5 million shares of its common stock by certain subsidiaries of Fairfax, a Toronto based financial services holding company.  As of the date of the filing, subsidiaries of Fairfax owned approximately 7.8 million shares of Zenith common stock.  It is currently anticipated that the selling stockholders will initially offer 3.1 million shares and will grant the underwriters an option to purchase up to an additional 400,000 shares to cover over-allotments.  Zenith will not sell any shares in the offering.  In connection with the offering, Fairfax and certain of its subsidiaries will enter into agreements with the underwriters that will prohibit Fairfax and its subsidiaries from directly or indirectly transferring any of their shares of Zenith common stock, other than pursuant to the offering, for a period of 180 days following the date of the final prospectus.

Banc of America Securities LLC will be acting as the sole book-running manager for the offering.  J.P. Morgan Securities Inc., Lehman Brothers Inc., Dowling & Partners Securities, L.L.C. and Ferris, Baker Watts, Incorporated will be acting as co-managers of the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the prospectus may be obtained from the offices of Banc of America Securities LLC, 9 West 57th Street, 30th Floor, New York, New York 10019.

CONTACT:   Bradley P. Martin, 416-367-4941, Fairfax Financial Holdings Limited